Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES EXPANSION PROJECT AT ITS STENDAL MILL DESIGNED TO INCREASE ANNUAL PULP PRODUCTION BY 30,000 ADMTS AND SALEABLE RENEWABLE ENERGY BY 109,000 MWH

NEW YORK, NY, January 20, 2012 -- Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today announced a project (“Project Blue Mill”) to increase production and efficiency through debottlenecking initiatives including the installation of an additional 40 MW steam turbine at its Stendal mill. The debottlenecking which, among other things, requires the new turbine in order to enhance and efficiently utilize steam production, is designed to increase the mill’s annual pulp production capacity by 30,000 ADMTs to approximately 675,000 ADMTs. The new turbine is also expected to initially produce an additional 109,000 MWh of surplus renewable energy for sale at premium pricing.

“We are very pleased with this project”, said Jimmy Lee, President and CEO. “The project allows us to maximize the value from the wood that we process at Stendal, increase production and efficiency, provide a backup generator on the first turbine and reduce energy costs during maintenance periods and expand power generation. We currently expect the project, in addition to enhancing mill operating results, to deliver approximately €7.5 million (U.S. $9.8 million) of additional annual power revenues.”

Mr. Lee concluded: “The project is in line with our group’s overall focus on enhancing revenues from the production of green energy and other by-products at all of our mills. We believe that our generation and sale of surplus renewable energy and by-products give Mercer a competitive energy advantage over less efficient mills and provides us with a stable revenue source unrelated to pulp pricing. Based upon our overall 2011 production and sales, after giving effect to Project Blue Mill, on a consolidated basis, we currently expect Mercer will produce about 760,000 MWh of annual surplus renewable green energy and generate approximately €65.5 million (U.S. $84.5 million) of associated revenues therefrom. Since our energy production is a by-product of our pulp production process there are minimal incremental costs and our surplus energy sales are highly profitable.”

Project Blue Mill will require approximately €40.0 million in capital expenditures over about 21 months. The project is eligible for €12.0 million of non-refundable German government grants and the Stendal mill has secured a new €17.0 million five year amortizing secured term debt facility, of which 80%

will be government guaranteed. The facility is non-recourse to Mercer. The balance of the project will be funded through operating cash flow of the Stendal mill and up to an aggregate of €8.0 million in pro-rata shareholder loans from Mercer and its minority partner. Project Blue Mill is currently designed to be completed and start to generate power revenues in or about September, 2013.

The Stendal mill is a state-of-the-art, single-line NBSK pulp mill situated near the town of Stendal, Germany with a current annual pulp production capacity of approximately 645,000 ADMTs.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward looking statements. In particular, statements about our plans or intentions regarding the commencement and completion of Project Blue Mill as well as our estimated increases in pulp and energy production at our Stendal mill may not necessarily occur. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions, risks commonly associated with large capital projects including: cost and time overruns, technical and equipment failures, design and engineering defects or errors and projects not meeting design projections, and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman & President

(604) 684-1099

David M. Gandossi

Executive Vice-President &

Chief Financial Officer

(604) 684-1099